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Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania  19103



April 13, 2000

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, Pennsylvania  19172

Re: Penn Mutual Variable Life Account I
    SEC Registration No. 33-87276

Dear Ladies and Gentlemen:

We hereby consent to the reference of our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of this Post-Effective Amendment No. 8. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP